EXHIBIT 5.1

December 19, 2003

Incara Pharmaceuticals Corporation

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

Re:	Registration Statement on Form S-1

Gentlemen:

We have examined the Registration Statement on Form S-1 to be filed on or about the date hereof by Incara Pharmaceuticals Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 82,601,644 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares are to be resold as described in the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As your legal counsel, we have examined the proceedings taken by you in connection with the original issuance of the Shares. Based on that review, we are of the opinion that the Shares are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the prospectus constituting a party thereof, and any amendments thereto.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP